EXHIBIT 10.1

FIRST AMENDMENT TO THE
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
AMENDED AND RESTATED
2012 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of Knight-Swift Transportation Holdings Inc. (“Knight-Swift”) has determined that it is in the best interest of Knight-Swift and its stockholders to amend Knight-Swift’s Amended and Restated 2012 Employee Stock Purchase Plan (the “Plan”). Any capitalized terms that are not otherwise defined herein will have the meanings ascribed to such terms in the Plan. The Plan is hereby amended by adding a new Section 25, as follows:
25. Automatic Reinvestment of Cash Dividends. Effective as of the Offering Period beginning on January 1, 2020, all cash dividends paid on any shares of Common Stock that are credited to a Participant’s account as of a given dividend record date will not be distributed in the form of cash to the Participant but instead will be automatically reinvested in additional shares of Common Stock, as follows:
(a)Unless the Participant withdraws from participation in the automatic dividend reinvestment provisions of this Section 25 pursuant to Section 25(d), below, prior to a dividend record date, 100% of the cash dividends paid on shares of Common Stock credited to the Participant’s account as of the dividend record date will be used to purchase additional shares of Common Stock at a “Purchase Price” equal to 100% of the Fair Market Value of a share of Common Stock on the applicable dividend payment date. Upon the Participant’s withdrawal from the Plan as provided in Section 10(a)(ii) or Section 10(b), cash dividends paid on any shares of Common Stock that remain credited to the Participant’s account will continue to be automatically reinvested in additional shares of Common Stock until either (i) the Participant withdraws from participation in the automatic dividend reinvestment provisions of this Section 25 pursuant to Section 25(d), or (ii) the Participant otherwise sells or transfers the shares out of the account.
(b)Notwithstanding the provisions of Section 8(a), fractional shares will be purchased pursuant to this Section 25 and credited to the Participant’s account. Shares of Common Stock purchased pursuant to this Section 25 may be newly issued shares or treasury shares and will be subject to the limitation on shares available for sale under the Plan as set forth in Section 12.
(c)Any shares of Common Stock distributed as a result of a stock split, stock dividend or stock distribution with respect to the shares of Common Stock credited to a Participant’s account will be credited to such account. In the event of any other non-cash dividend or distribution in respect of the shares of Common Stock credited to a Participant’s account, the Company will, if reasonably practicable and at the direction of the Board, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as set forth in Section 25(a) with respect to cash paid on the dividend payment date.
(d)A Participant may withdraw from participation in the automatic dividend reinvestment provisions of this Section 25 (without otherwise withdrawing from participation in the Plan) at any time by notifying the Company’s designated agent or third party administrator in such form, content, and process (including via telephonic or online process) as may be adopted from time to time by the designated agent or third party administrator for such purpose.
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Except as amended as set forth above, the terms and conditions of the Plan and all other documents and agreements entered into between the Company and any Participants in the Plan shall remain in full force and effect.